EXHIBIT 11.1

                   HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                       EARNINGS PER SHARE DISCLOSURE
                For the six month period ended June 30, 1998
                           (Dollars in thousands)


                                      Income       Shares      Share
                                    (Numerator) (Denominator)  Amount


    Basic Earnings Per Share:
     Net loss                        $(598)       $67,663     $(0.01)
    Effect of Dilutive Securities:
     Stock options in the money          -              -          -
     Buyback of shares at average
      price of $1.64                     -              -          -
                                      ----        -------     ------
     Net effect of stock options         -              -          -
    Diluted Earnings Per Share:
     Net income                     $(598)        $67,663     $(0.01)
                                    =====         =======     ======
    Options to purchase 4,087,216 shares of common stock at prices ranging from $1.00 - $1.64 per share were outstanding at June 30, 1998 but were not included in the computation of diluted EPS as they were anti-dilutive at the end of the period.